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SEPTEMBER 30, 2014
BARON FUNDS

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DISCLOSURE REGARDING THE APPROVAL OF THE INVESTMENT ADVISORY AGREEMENTS FOR
BARON ASSET FUND, BARON GROWTH FUND, BARON SMALL CAP FUND, BARON OPPORTUNITY FUND AND BARON FIFTH AVENUE GROWTH FUND BY THE BOARD OF TRUSTEES (Unaudited)
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The Board of Trustees (the Board) of Baron Investment Funds Trust (the
Trust) met on May 6, 2014 to discuss the selection of BAMCO, Inc. (the Adviser) as the investment adviser and the approval of the investment advisory agreements for Baron Asset Fund, Baron Growth Fund, Baron Small Cap Fund, Baron Opportunity Fund and Baron Fifth Avenue Growth Fund, (each a Fund and collectively, the Funds). The members of the Board who are not affiliated with the Trust (the Independent Trustees) met in a separate session to discuss and consider the renewal of the advisory agreement for the Funds. An independent consultant provided reports to the Board and attended the Board meeting. The Trustees received a substantial amount of information from the Adviser and from the consultant, and were advised by independent counsel. Based on its evaluation of this and other information, the Board, including a majority of the Independent Trustees, approved the continuation of the advisory agreements for the Funds for an additional one-year period.

In reaching its determination, the Board considered various factors that it deemed relevant, including the factors listed below.

1. NATURE, EXTENT AND QUALITY OF SERVICES

As part of their consideration of the nature, extent and quality of services provided by the Adviser, the Independent Trustees relied on the information they received at or prior to the Board meeting, their experience and knowledge gained from their service as Trustees and their experience generally and information they had considered in past years and remained, in their thinking, material to their consideration. In particular, the Board considered the following:

      o Its confidence in the Advisers senior personnel and portfolio management, the financial condition of the Adviser and its affiliates and the Advisers available resources;

      o The nature, quality and the level of long-term performance of the services provided by the Adviser, including: intensive devotion to research, selection of broker/dealers for Fund portfolio transactions,relationships with and supervision of third party service providers, such as the Funds custodian and transfer agent, the quality of shareholder reports, the ability to monitor adherence to investment guidelines and restrictions, the legal, accounting and compliance services provided to the Funds and the support services provided to the Board;

      o The Advisers investment principles and processes and the historical performance of the Funds as compared to similar funds managed by other advisers and other funds managed by the Adviser over comparable periods;

      o The total expense ratio of the Funds and comparisons to similar funds managed by other advisers over comparable periods;

      o The costs of portfolio management, including the types of investments made for the Funds, the personnel and systems necessary for implementation of investment strategies, and the pre-tax profits realized by the Adviser and its affiliates from their relationship with the Funds; and

      o   Additional services provided by the Adviser.

The Board concluded that the nature, extent and quality of the services provided by the Adviser to each Fund were appropriate and that each Fund was likely to continue to benefit from those services provided under the relevant advisory agreement with the Adviser.

2. INVESTMENT PERFORMANCE OF THE FUNDS AND THE ADVISER

As part of its consideration of the investment performance of the Funds and the Adviser, the Board took into account the analyses performed by and discussed with the independent consultant. The Board considered for each Fund, among other information, the independent consultants comparisons of the expense ratio and contractual advisory fee with those of peer funds selected by the independent consultant, as noted below. The Board noted that long-term performance for the Funds was generally good compared to their peers. The Board noted that each Fund with performance data covering at least ten years was ranked in the first or second quintile for the ten-year period and in the first or second quintile for at least one of the shorter-term performance periods. For the Funds that underperformed relative to their peers during certain periods, representatives of the Adviser described the reasons for the lower relative performance and, as applicable, the steps the Adviser had taken to improve performance. The Board also considered the independent consultants risk-adjusted performance comparisons with comparable funds for Funds that have been in existence for more than three years. The Board also considered comparisons of each Funds annualized total return over one-, three-, five- and ten-year periods, where applicable, against expense group and performance universe averages and relevant securities market indices. After considering all the information, the Board concluded that the Adviser continued to invest in accordance with its longstanding principles and that each Funds more recent relative performance was consistent with expectations for the Advisers investment style under recent market conditions

3. COSTS OF SERVICES PROVIDED AND PROFITS TO BE REALIZED BY THE ADVISER

The Board considered benefits that accrue to the Adviser and its affiliates from their relationship with the Funds. Representatives of the Adviser said the Board should consider the advisory fee in the context of other fees paid to the Advisers affiliates, such as the distribution fee paid pursuant to the 12b-1 plan. The Board was provided with information from the Adviser and the independent consultant regarding the fees charged by the Adviser as compared to the fees charged by comparable funds. This information compared various fees and expenses, as well as the total expense ratios, of the Funds against the same fees, expenses and total expense ratios of other funds of similar size, character and investment strategies. The Board observed that, for most of the Funds, while the management fee was relatively high, the other expenses paid by the Funds generally were relatively low, when compared to their peers. They concluded that the Funds higher management fee was justified given the Advisers highly research intensive process and highly disciplined adherence to its process.

The Board considered comparisons of the advisory fees charged and services provided by the Adviser and its investment adviser affiliate to sub-advised accounts and separately managed accounts and a profitability analysis prepared by the Adviser. The Board considered that, while the advisory fees for the other clients are the same as, or lower than, the fees for the Funds, the Adviser or its affiliate performs significantly fewer services for those clients compared with those provided by the Adviser to the Funds.


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BARON FUNDS
SEPTEMBER 30, 2014
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DISCLOSURE REGARDING THE APPROVAL OF THE INVESTMENT ADVISORY AGREEMENTS FOR
BARON ASSET FUND, BARON GROWTH FUND, BARON SMALL CAP FUND, BARON OPPORTUNITY FUND AND BARON FIFTH AVENUE GROWTH FUND BY THE BOARD OF TRUSTEES (Unaudited) (Continued)
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4. ECONOMIES OF SCALE AND BENEFITS TO INVESTORS

The Board considered the extent to which each Funds management fee reflected economies of scale for the benefit of Fund shareholders, noting the sharp decline in assets from their highs in 2007 and, then, a recovery and appreciating that the economies of scale analysis is predicated on generally predictable increasing assets. The Board considered that, except for Baron Fifth Avenue Growth Fund, the Funds fee schedules do not have break points.
The Board considered that small- and mid-cap investment strategies require more attention by the Adviser than a strategy that involves other types of investing,particularly as asset size increases. The Board considered that the Adviser was continuing to grow and upgrade its staff and invest in its business even during this recent period of declining assets and reduced revenues.
The Board members reiterated their intention to continue to scrutinize the extent of economies of scale, asset growth and the Advisers plans to invest further to support the Funds. The Board concluded that approval of the management fee for each Fund was supportable in light of the services provided as discussed at the meeting, including the Advisers investments in resources to support the Funds.

After due consideration of the above-enumerated factors and other factors in deemed relevant, the Board, including a majority of the Independent Trustees, approved the continuance of each Fund's investment advisory agreement.

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